UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2025

Magnachip Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34791	83-0406195
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Magnachip Semiconductor, Ltd.

15F, 76 Jikji-daero 436beon-gil, Heungdeok-gu

Cheongju-si, Chungcheongbuk-do, 28581, Republic of Korea

(Address of principal executive offices)

Not Applicable

(Zip Code)

+82 (2) 6903-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

On August 11, 2025, Magnachip Semiconductor Corporation (the “Company”) filed a Current Report on Form 8-K (the “Original Form 8-K”) to report that it appointed Camillo Martino to serve as the Company’s Interim Chief Executive Officer on August 11, 2025. This Amendment No. 1 on Form 8-K/A is being filed to supplement the disclosures contained in Item 5.02 of the Original Form 8-K, including the entry into (i) a Consulting Agreement by and between the Company and Mr. Martino and (ii) an Executive Service Agreement by and between Magnachip Semiconductor, Ltd. (“MSK”), the Korean operating subsidiary of the Company, and Mr. Martino, and to file such Consulting Agreement and Executive Service Agreement as Exhibit 10.1 and 10.2, respectively, hereto. The remainder of the Original Form 8-K is unchanged.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Company’s previously-announced Interim Chief Executive Officer appointment, Camillo Martino entered into a Consulting Agreement, dated as of September 30, 2025 (the “Consulting Agreement”), and an Executive Service Agreement, dated as of September 30, 2025 (the “Executive Service Agreement”). The Consulting Agreement was executed by the Company, and the Executive Service Agreement was executed by MSK.

Consulting Agreement

Pursuant to the Consulting Agreement, and in consideration of his Services (as such term is defined in the Consulting Agreement) during the Term (as such term is defined in the Consulting Agreement), Mr. Martino will be entitled to cash compensation from the Company in the amount of $387,504 per annum, payable in monthly installments. Mr. Martino has also been granted 105,484 restricted stock units (“RSUs”) of the Company. The RSUs granted to Mr. Martino will vest in full on the earliest of: (i) August 11, 2026 or (ii) a Change of Control (as defined in the Plan), and were granted in accordance with the Company’s Equity Award Grant Policy and subject to the terms and conditions of the Company’s 2020 Equity and Incentive Compensation Plan (as amended from time to time, the “Plan”) and the restricted stock unit award agreement provided to Mr. Martino by the Company. The Consulting Agreement contains customary confidentiality and assignment of inventions provisions.

The Consulting Agreement does not affect Mr. Martino’s status, legal obligations, or authority as a director or Chairman of the Board of Directors of the Company (the “Board”); provided, however, that Mr. Martino will not be entitled to receive any compensation under the Company’s Director Compensation Policy during the Term.

The Consulting Agreement may be terminated by either Mr. Martino or the Company at any time upon 30 calendar days’ prior written notice to the other party; provided, however, that the Board may terminate the Consulting Agreement immediately, without notice, upon payment to Mr. Martino of an amount equal to the fees that would have accrued during such 30-day notice period.

Executive Service Agreement

Pursuant to the Executive Service Agreement, Mr. Martino was appointed as MSK’s Representative Director effective August 12, 2025, to fill the vacancy created by the resignation of the former CEO, Mr. YJ Kim. In connection of his Services (as such term is defined in the Executive Service Agreement), his compensation as MSK’s Representative Director shall become payable commencing on the later of (i) November 1, 2025, and (ii) the date on which the Korean immigration authorities grant the necessary work permit approval, and shall continue the earlier of (x) August 10, 2026, and (y) the date a new Representative

Director is retained by MSK and such Representative Director commences employment with MSK. Mr. Martino will be entitled to cash compensation from MSK in the aggregate amount of $112,500, payable in monthly installments. The Executive Service Agreement contains customary confidentiality and non-disparagement provisions.

The Executive Service Agreement may be terminated by either Mr. Martino or MSK at any time upon 30 calendar days’ prior written notice to the other party; provided, however, that MSK may terminate the Executive Service Agreement immediately, without notice, upon payment to Mr. Martino of an amount equal to the fees that would have accrued during such 30-day notice period.

The foregoing description of the Consulting Agreement and the Executive Service Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreements, which are filed as Exhibit 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is furnished as part of this report:

Exhibit No.	Description

10.1	Consulting Agreement, dated as of September 30, 2025, by and among Magnachip Semiconductor Corporation and Camillo Martino.

10.2	Executive Service Agreement, dated as of September 30, 2025, by and among Magnachip Semiconductor, Ltd., and Camillo Martino.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNACHIP SEMICONDUCTOR CORPORATION

Dated: October 3, 2025	By:	/s/ Shin Young Park
Shin Young Park
Chief Financial Officer